Exhibit 99.1

Harvest Natural Resources Announces

At-The-Market Equity Financing Program

HOUSTON, March 30, 2012, Harvest Natural Resources, Inc. (NYSE: HNR) today entered into an equity distribution agreement (“Agreement”) with Knight Capital America, L.P. (“KCA”), a subsidiary of Knight Capital Group, Inc. relating, to an “at the market” (“ATM”) offering of shares of our common stock having an aggregate sales price of up to $75,000,000. Under the terms of the Agreement, Harvest may offer and sell shares of its common stock by means of transactions on the New York Stock Exchange (“NYSE”) or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market price or at negotiated rates. Harvest expects to use any proceeds from this offering for general corporate purposes, including but not limited to repayment of outstanding borrowings.

The shares will be offered under a prospectus supplement dated March 30, 2011 to the Company’s base prospectus dated November 4, 2009, filed as part of its effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). A copy of the prospectus supplement may be obtained from KCA at 320 Park Avenue New York, New York 10022.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor may there be any sale of Harvest’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any state or jurisdiction.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5700

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates of amounts and timing of sales of securities, estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.